Exhibit 5

October 29, 2004


Denny's Corporation
203 East Main Street
Spartanburg, South Carolina 29319

Ladies and Gentlemen:

         As Assistant General Counsel of Denny's Corporation (the "Company"), I am familiar with the Registration Statement to be filed by the Company on or about October 29, 2004, with the Securities and Exchange Commission with respect to 10,000,000 shares of the Company's $.01 par value common stock issuable under the Denny's Corporation 2004 Omnibus Incentive Plan.

         It is my opinion that the Company's $0.01 par value common stock to be registered, when sold or issued hereafter upon the grant or exercise of awards in accordance with the provisions of said plan and upon payment of the consideration for such shares as contemplated by said plan, will be validly issued, fully paid and nonassessable.

         I hereby consent to the use of this opinion as Exhibit 5 to the above mentioned Registration Statement.

                                                     Sincerely,


                                                     /s/ J. Scott Melton
                                                     --------------------------
                                                     J. Scott Melton
                                                     Assistant General Counsel